          As filed with the Securities and Exchange Commission on April 30, 1997

                                            Registration No. 333-_______________



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              __________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                              ___________________
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                          ___________________________

          Delaware                                             33-0041789
-------------------------------                          ---------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification Number)


                      4710 Bellaire Boulevard., Suite 301
                             Bellaire, Texas 77401
                           Telephone: (713) 662-2699
                          __________________________
              (Address, including zip code, and telephone number,
 including area code of registrant's principal executive office and principal place of business)
                          __________________________

                             Mr. Tim B. Tarrillion
                            Chief Executive Officer
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                      4710 Bellaire Boulevard, Suite 301
                             Bellaire, Texas 77401
                                (713) 662-2699

          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          __________________________
                                   Copy to:
                           Joseph P. Galda, Esquire
                  Buchanan Ingersoll Professional Corporation
                          11 Penn Center, 14th Floor
                              1835 Market Street
                            Philadelphia, PA 19103
                                (215) 665-3879


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the date on which this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

                        ______________________________

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                        CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS                         PROPOSED MAXIMUM                                    AMOUNT OF
OF SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE PER         PROPOSED MAXIMUM         REGISTRATION
   REGISTERED             REGISTERED           SHARE/(1)/         AGGREGATE  OFFERING PRICE       FEE/(2)/
------------------------------------------------------------------------------------------------------------------------------------

Shares of Common Stock,   31,159,360/(3)/      $   .5625               $  17,527,140             $  5,311.25
 $.001 par value
------------------------------------------------------------------------------------------------------------------------------------



/(1)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
/(2)/ Fee calculated upon the basis of the closing price of the Company's Common
      Stock on April    25     1997 of $.5625, which date is within five (5)
      business days prior to the date of filing of this Registration Statement. /(3)/ Represents shares of the Company's Common Stock which may be offered by certain Selling Security Holders.  See "SELLING SECURITY HOLDERS."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PRELIMINARY                                              SUBJECT TO COMPLETION
PROSPECTUS                                               DATED APRIL 30, 1997


                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                       31,159,360 Shares of Common Stock
            offered by certain Selling Security Holders, subject to
                        adjustment as described herein.

                            _______________________

     This Prospectus relates to the sale of 31,159,360 shares, subject to adjustment as described under "SELLING SECURITY HOLDERS" below, of common stock, $.001 par value per share (the "Common Stock"), of North American Technologies Group, Inc. (the "Company"), all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus including 20,138,105 shares being offered by certain directors, executive officers and principal stockholders. The shares of Common Stock offered hereby include: (i)
5,122,396 outstanding shares of Common Stock; (ii) 11,655,687 shares of Common Stock, subject to adjustment, which may be issued upon the conversion, if at all, of the Company's outstanding Cumulative Convertible Preferred Stock, Series F (the "Series F Shares"); (iii) 3,644,444 shares of Common Stock, subject to adjustment, which may be issued upon conversion, if at all, of the Company's outstanding Cumulative Convertible Preferred Stock, Series G, Subseries I (the "Series G Shares"); (iv) 10,403,500 shares of Common Stock which may be issued, if at all, upon the exercise of certain outstanding options and warrants (the "Options"); and (v) 333,333 shares of Common Stock which may be issued upon the conversion, if at all, of a $500,000 principal amount convertible promissory note (the "Convertible Note"). The shares of Common Stock, Series F Shares, Series G Shares, Options and Convertible Note were previously issued by the
Company in private placement transactions.   See "SELLING SECURITY HOLDERS" and
"DESCRIPTION OF SECURITIES."

     The Shares of Common Stock may be offered by the Selling Security Holders identified in this Prospectus or by donees, pledgees, transferees, or other successors in interest, for sale from time to time by the holders in regular brokerage transactions on NASDAQ, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices. The Company will not receive any of the proceeds of the sale of Shares of Common Stock by the Selling Security Holders. All expenses of the registration of such securities will be borne by the Company. The Selling Security Holders, and not the Company, will pay or assume all applicable brokerage commissions or other costs of sale as may be incurred in the sale of such securities. See "SELLING SECURITY HOLDERS."

     The Company will assume no responsibility for the sale of the shares of Common Stock of the Selling Security Holders, nor can there be any assurances that a liquid trading market will exist for the sale of the shares of Common Stock to be offered by the Selling Security Holders. See "RISK FACTORS."

     The Company's Common Stock is included on the NASDAQ SmallCap Market/SM/ under the symbol "NATK." The closing price of the Company's Common Stock as reported by NASDAQ on April 25, 1997 was $.5625.

     No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                           ________________________

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.
                           ________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           ________________________

                            Price to     Underwriting Discounts    Proceeds to the Selling
Class of Security            Public         and Commissions           Security Holders
------------------------------------------------------------------------------------------
Shares of Common Stock      $ .5625             (1)                  $  17,527,140(2)
==========================================================================================

(1) Does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Security Holders.

(2)  Represents the anticipated sale by the Selling Security Holders at $.5625,
     the closing price on April    25    , 1997.  There can be no assurances,
     however, that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock. The Company will realize no proceeds upon the sale of shares of Common Stock by the Selling Security Holders.

                             _____________________

                 The date of this Prospectus is May __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of these reports may be inspected and copied at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request addressed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The Common Stock is listed on NASDAQ and reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Such requests should be directed to Mr. Tim B. Tarrillion, Chief Executive Officer, North American Technologies Group, Inc., 4710 Bellaire Blvd., Suite 301, Bellaire, Texas 77401, telephone (713) 662-2699.

     The Company has filed with the Commission a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                         PRIVATE SECURITIES LITIGATION
                       REFORM ACT SAFE HARBOR STATEMENT

     When used in or incorporated by reference into this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors are described in detail below under "RISK FACTORS" and in the Company's reports filed with the Commission under the Exchange Act which are incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on  Form 10-KSB for the year ended
December 31, 1996 filed on March 24, 1997 by the Company with the Commission (file No. 0-16217 pursuant to the Exchange Act is incorporated herein by reference.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock by the Selling Security Holders shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to which a copy of this Prospectus is delivered, on the written or oral request of such person to the Company, 4710 Bellaire Blvd., Suite 301, Bellaire, Texas 77401, telephone (713) 662-2699, Attention: Mr. Tim
B. Tarrillion, Chief Executive Officer, a copy of any or all of the documents described above and incorporated herein by reference (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates).

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in or incorporated by reference into this Prospectus.

                                  THE COMPANY

     North American Technologies Group, Inc. ("NATK" or the "Company") conducts business through five principal business groups: EET, Inc. (manufactures, distributes and uses chemical extraction products for the environmental decontamination of buildings and equipment, removal of stains from concrete, and the descaling of industrial deposits utilizing EET's patented TECHXTRACT technology), Industrial Pipe Fittings, Inc. (manufactures and distributes transition fittings for high-density polyethylene ("HDPE") pipe), GAIA Technologies, Inc. (manufactures and distributes products made from recycled plastics and rubber), Riserclad International, Inc. (formulates and markets a corrosion protection system for steel structures in marine applications), and other businesses/technologies owned by NATK but not separated into distinct subsidiaries (development of a proprietary hydrocarbon upgrading technology and other environmentally related technologies). Unless the context requires otherwise, the term "Company" refers to North American Technologies Group, Inc. and its subsidiaries and affiliates. The Company was organized as Mail Boxes Coast to Coast, Inc. as of December 24, 1986 under the laws of the State of Delaware and in 1993 changed its name to its present name following divestiture of its predecessor business. The principal executive offices of the Company are located at 4710 Bellaire Boulevard, Suite 301, Bellaire, Texas 77401, telephone (713) 662-2699.

                                 THE OFFERING

Securities Being Offered:        This Prospectus relates to the sale of
                                 31,159,360 shares, subject to adjustment as described under "SELLING SECURITY HOLDERS" below, of common stock, $.001 par value per share (the "Common Stock"), of the Company, all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus, including 20,138,105 shares being offered by certain directors, executive officers and principal stockholders. The shares of Common Stock offered hereby include: (i)
                                 5,122,396 outstanding shares of Common Stock;
                                 (ii) 11,655,687 shares of Common Stock, subject to adjustment, which may be issued upon the conversion, if at all, of the Company's
                                 Cumulative Convertible Preferred Stock, Series
                                 F (the "Series F Shares"); (iii) 3,644,444 shares of Common Stock, subject to adjustment, which may be issued upon the conversion, if at all, of the Company's Cumulative Convertible
                                 Preferred Stock, Series G, Subseries I (the
                                 "Series G Shares"); (iv) 10,403,500 shares of
                                 Common Stock which may be issued , if at all, upon the exercise of certain outstanding options and warrants (the "Options"); and (iv)
                                 333,333 shares of Common Stock which may be issued upon the conversion of a $500,000 principal amount convertible promissory note (the "Convertible
                                 Note"). The shares of Common Stock, Series F
                                 Shares, Series G Shares, Options and
                                 Convertible Note were previously issued by the Company in private placement transactions. See
                                 "SELLING SECURITY HOLDERS" and "DESCRIPTION OF
                                 SECURITIES."

                                 The shares of Common Stock offered by the Selling Security Holders may be offered for sale from time to time by the holders thereof in regular brokerage transactions, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. All expenses of the registration of such securities are, however, being borne by the Company. The Selling Security Holders, and not the Company, will pay or assume such brokerage commissions and transaction costs as may be incurred in the sale of their securities.

                                 The Common Stock is traded on the NASDAQ
                                 SmallCap Market/SM/ under the symbol "NATK." On April 25, 1997, the closing bid price on NASDAQ was $.5625.

Number of shares of
Common Stock outstanding                                         28,102,618

Number of shares of Common Stock
which may be issued upon the conversion
of the Series F Shares, Series G Shares and Convertible
Note and exercise of the Options                                 26,036,964/(2)/

Total number of shares of Common Stock
outstanding assuming the conversion of the
Series F Shares, Series G Shares and Convertible Note and
exercise of the Options                                          54,139,582/(2)/

Total number of shares of
Common Stock being offered
by Selling Security Holders                                      31,159,360/(1)/
_____________________

/(1)/ The number of shares issuable upon the conversion of the Series F Shares and Series G Shares may be subject to increase based upon adjustment and payment-in-kind dividend features contained within the instrument. See "SELLING SECURITY HOLDERS - Adjustment Features of the Series F Shares, Series G Shares and Series F Warrants."

(2) Does not include approximately 1,000,000 shares of Common Stock issuable upon the conversion, if at all, of shares of the Company's outstanding Series E Convertible Preferred Stock (See "DESCRIPTION OF SECURITIES"),
      whose resale is not covered by this Prospectus.    Also does not include
      approximately 6,600,000 shares of Common Stock issuable upon the exercise, if at all, of additional common stock options and warrants (See "DESCRIPTION OF SECURITIES"), whose resale is also not covered by this Prospectus.

______________________

Use of Proceeds:                 The Company will not receive any of the
                                 proceeds of the sale of any of the shares of Common Stock by the Selling Security Holders.

                                 The net proceeds realized by the Company upon the exercise of the Options will be used to offset the general working capital requirements of the Company. Inasmuch as the Company has received no firm commitments for the exercise of the Options, however, there can be no assurances as to the amount of the net proceeds to be realized by the Company.

Risk Factors:                    The Common Stock offered hereby involves a high
                                 degree of risk. See "RISK FACTORS."

Trading Symbol:                  Common Stock-NATK

                                 RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. Prior to making an investment decision with respect to the Common Stock offered by this Prospectus, prospective investors should carefully consider, along with the other matters discussed in or incorporated by reference into this Prospectus, the following risk factors:

     1. LACK OF OPERATING REVENUE AND PROFITS. Until the acquisitions in 1995 of EET, Inc. ("EET") Industrial Pipe Fittings, Inc. ("IPF") and GAIA Technologies, Inc. ("GAIA"), the Company remained a development-stage company with limited revenues and substantial losses. Although the Company believed that most of its technologies were sufficiently developed so as to permit commercial sales, the management of the Company is in the process of reevaluating the Company's product portfolio. Substantially all of the Company's revenues generated prior to the acquisition of EET and IPF were from demonstration projects resulting in no material commercial sales. Furthermore, management's prior expectations of commercial sales during 1994 were not met, and the Company realized no revenues during fiscal 1994 and fiscal 1995 from non-EET and IPF products. While it is anticipated that the operations of EET, IPF, GAIA, and Riserclad will begin to generate operating profits during fiscal 1997, such operating profits are unlikely to result in profitable operations of the Company on a consolidated basis in the short term.

     The Company has incurred an accumulated deficit from its inception to December 31, 1996 of $25,902,116. Further, until the Company is able to generate material revenues from the commercialization of its technologies, there can be no assurances that profitable operation can be attained or maintained in the short term, if at all. Should losses continue at their historic rate, there can be no assurances that the Company can remain viable as a going concern for more than the short term.

     2. CAPITAL NEEDS; GOING CONCERN EXPLANATORY PARAGRAPH. Through the year ended December 31, 1996, the Company incurred operating losses which could continue for the near term at expected levels of between $200,000 and $300,000 per month. The Company has historically met its working capital requirements through the license of its technologies, issuance of convertible debentures and financing transactions involving the private placement of equity securities or equity equivalents. Operating revenues have not historically provided a meaningful source of working capital for the Company. In April 1997, the Company obtained $1,640,000 in additional financing which it expects will be sufficient to fund its operating requirements until it can achieve profitable operations. However, if management's expectations are incorrect and the losses continue at historic rates, the Company will likely need to secure additional capital. There can be no assurance that such capital will be available, if at all, on terms attractive to the Company. Due to these uncertainties, the report of the Company's independent auditors for the year ended December 31, 1996 contains an explanatory paragraph as to the substantial doubt about the Company's ability to continue as a going concern. The Company's long-term viability and growth will depend upon the successful commercialization of its technologies and its ability to obtain adequate financing, as to which there can be no assurances.

     3. SUBSTANTIAL DILUTION FROM CONVERTIBLE SECURITIES. The Company is presently authorized to issue 100,000,000 shares of Common Stock, of which 28,102,618 shares are outstanding as of the date of this Prospectus. The Company may in the future be caused to issue up to approximately 35 million additional shares of its Common Stock upon the conversion of its outstanding Series E Convertible Preferred Stock (the "Series E Shares"), and Series F Shares, the Series G Shares and Convertible Note and upon the exercise of its outstanding options and warrants. See "DESCRIPTION OF SECURITIES." This could conceivably result in an increase in the Company's outstanding shares of Common Stock from 28,102,618 to 63,102,618. Issuance of this many shares is likely to have an extremely dilutive effect upon the existing stockholders. Furthermore, sales of substantial amounts of the Company's common stock in the public market (made possible by the resale of 26,036,964 additional shares permitted by this Prospectus) could have an adverse effect upon the market price of the Company's Common Stock and make it more difficult for the Company to sell its equity securities in the future and at prices its deems appropriate.

     4. VOLATILITY OF SHARE PRICE - RECENT DECLINE IN MARKET VALUE. The market prices of securities of technology companies, including those of the Company, have been historically volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or commercial products, government regulations, developments concerning proprietary rights, litigation and public concern as to the safety of the Company's products may have a significant impact on the market price of the shares of the Company Common Stock. In addition, the Company's share price may be affected by sales by existing stockholders. See "Shares Eligible for Future Sale." Although it is impossible to predict market influences and prospective values of securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale upon the registration of the shares of Common Stock under this Prospectus may have a depressive effect upon the market value of the Company's Common Stock. Because of these factors, the market price of the Company's Common Stock following the date of this Prospectus may be highly volatile.

     5. EFFECT OF OUTSTANDING PREFERRED SHARES, OPTIONS AND WARRANTS. The holders of the Series E Shares, Series F Shares and Series G Shares and outstanding options and warrants thereof are given an opportunity to profit from a rise in the trading price of the Company's Common Stock, with a resulting dilution in the interest of the other stockholders. The holders of such preferred stock may choose to exercise their rights of conversion and the holders of such options and warrants may chose to exercise these instruments, each at prices below the current trading price of the Company's Common Stock and at a time when the Company might be able to obtain additional capital through a new offering of securities at prevailing market prices. The terms on which the Company may obtain additional financing during this period may be adversely affected by the existence of such below market convertible securities.

     6. COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. The industries in which the Company participates, particularly the environmental remediation industry, are highly competitive and subject to rapid and significant technological change. Others may independently develop technologies similar or superior to those of the Company, which may result in the Company's processes or systems becoming less competitive or obsolete. Competition from other companies, as well as universities, research institutions and others may increase as advances in technology are made. Most of the Company's competitors have substantially greater financial and marketing resources and capabilities than the Company. In addition, some competitors due to a broader product line may be able to offer a more complete solution to a client's problems than the Company will be able to offer.

     7. RELIANCE ON ENVIRONMENTAL REGULATION. Federal, state and local legislation and regulations that require substantial expenditures to meet minimum environmental quality standards and that impose penalties for noncompliance are and will continue to be a principal factor affecting demand for some of the systems and services being developed or offered by the Company. In addition, the level of enforcement activities by federal, state and local environmental protection agencies will also affect demand. To the extent that the scope or enforcement of such laws and regulations may be eased, some of the businesses of the Company could be materially and adversely affected.

     8. TECHNOLOGY RIGHTS. Although the Company owns or has the right to several patents on its technologies, the Company intends to rely primarily on confidentiality agreements to maintain the proprietary nature of its technology. In addition, the Company may also seek patent protection in certain situations in the future, but the Company does not believe that patents are critical to the successful development of commercially viable processes. In general, the application of the patent laws to the Company's potential products is a developing and evolving process, and due to the difficulty and expense of enforcing patents, the Company may not be able to protect those patents which have been issued. If the Company is unable to maintain the proprietary nature of its technologies, the Company's financial condition and results of operations could be materially and adversely affected.

         In addition, the Company may seek licenses to other party's technology in order to develop, manufacture and market certain technologies in the future. However, the Company may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

     9. GOVERNMENTAL REGULATIONS AND APPROVALS. Technologies and products under development by the Company and the application of such may be subject to regulation by various federal, state and local agencies either in general or on a project-by-project basis. Such regulation applies to all stages of field testing and to the manufacture and use of the Company's technologies and products. Prior to the manufacture, sale and use of its technologies, the Company may be required to conduct extensive testing to demonstrate safety and environmental effectiveness. The regulatory process may be costly and time consuming and may delay or prevent production or marketing of the Company's technologies. Failure to comply with environmental or other related laws could result in the Company facing fines or penalties which could be material in amount or injunctive relief which could materially and adversely affect the business of the Company. Furthermore, the Company may encounter objections to the use of its technologies and products by special interest groups which could deter governmental agencies from granting the requisite approvals or doing so on a timely basis or otherwise might adversely affect the Company's ability to field test and market its services and products.

     10. DEPENDENCE ON THIRD PARTIES; MANUFACTURING DIFFICULTIES. The Company, at times, is dependent on third parties for the production of its products, equipment and the production of certain enzymes/chemicals used in its technologies. There can be no assurance that these parties will meet the Company's requirements for quality, quantity and timeliness, or that the Company would be able to find substitutes if necessary. The Company has had particular difficulty in identifying manufacturers for its A/C pad business.

     11. SALES AND MARKETING. The Company intends to market certain products in the United States as well as other parts of the world. To do so, the Company must either develop a substantial sales force with technical expertise or license distribution rights to third parties with such expertise. There can be no assurance that the Company will be able to build such a sales force or find appropriate licensees or that sales and marketing efforts will be successful. Until recently, the management of the Company has had very limited experience in sales, marketing and distribution. However, within the last two years the Company has added management personnel with extensive experience in sales and marketing.

     12. PROPOSED REVISIONS TO NASDAQ LISTING STANDARDS; POSSIBLE RESTRICTIONS ON TRADING ACTIVITIES. On November 6, 1996, NASDAQ approved changes to its listing standards which may adversely affect the Company's continued listing on the NASDAQ Small Cap Market/SM./. If these rules go into effect as proposed and the Company's shares fail to maintain a minimum bid price of $1.00, the Company could be subject to delisting and would instead trade in the less liquid OTC Electronic Bulletin Board and trading in the Common Stock would be subject to certain rules under the Exchange Act which apply to lower-priced securities, otherwise defined as "penny stocks."

          To the extent the Company's securities constitute "penny stocks", Rule 15g-9 promulgated under the Exchange Act will impose limitations upon trading activities which would make sale of the shares more difficult than in the case of securities which were not "penny stocks." Rule 15g-9 restricts the solicitation of sales of "penny stocks" by broker-dealers unless first the broker: (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in "penny stocks"; and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser's investment experience and financial sophistication.

          Furthermore, Rules 15g-2 through 15g-6 promulgated under the Exchange Act provide a series of additional rules requiring broker-dealers engaging in transactions in "penny stocks" to first provide to their customers a series of disclosures and documents, including: (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks"; (ii) all compensation received by the broker-dealer in connection with the transaction;
(iii) current quotation prices and other relevant market data; and (iv) monthly account statements reflecting the fair market value of the securities.

          "Penny stocks" are defined at Rule 3a51-1 as a security other than a security that: (i) is listed on any national securities exchange or The NASDAQ Stock Market/TM/; (ii) has a price of $5.00 or more per share or whose issuer is not a "blank check" company; or (iii) whose issuer has net tangible assets in excess of

$2,000,000, (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

          Under the Securities Act, and the regulations thereunder, any person engaged in a distribution of the shares offered hereby may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 15g-9, and Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by stockholders.

     13. DEPENDENCE ON KEY PERSONNEL. To a material extent, the Company's future success is dependent upon the continued efforts of its Chief Executive Officer, Mr. Tim B. Tarrillion, and other executive officers. While the Company currently has employment agreements with certain executive officers, including Mr. Tarrillion, the loss of their services would likely have a material adverse effect on the Company's business. The Company maintains keyman life insurance naming the Company as the beneficiary on Mr. Tarrillion and certain other key individuals.

     14. DIVIDEND POLICY. To date, the Company has paid no dividends on its shares of Common Stock and does not intend to pay dividends in the foreseeable future.

     15. CLASSIFIED BOARD; DELAWARE ANTI-TAKEOVER LAW. The Company has classified the Board of Directors into three classes, with the members of one class (or one-third of the Board) elected each year to serve a three-year term. A director may be removed only for cause by a vote of the holders of two-thirds of the voting power of the Company's outstanding securities. The classified Board of Directors makes it more difficult to change majority control of the Board, which may discourage attempts by third parties to make a tender offer or otherwise obtain control of the Company, even if such attempt would be beneficial to the Company and its stockholders.

          The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover
law.   In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's voting stock. The supermajority voting provisions in the Company's bylaws and the provisions regarding certain business combinations under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. See "DESCRIPTION OF SECURITIES."

     16. AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of up to an aggregate of 10,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. The Company has no present agreement to issue any additional shares of its preferred stock. However, there can be no assurance that the preferred stock of the Company will not be issued at some time in the future.

                                USE OF PROCEEDS

     The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. Other than with respect to ordinary brokerage commissions or other costs of sale, the costs of this offering, including among others, printing, blue sky and professional fees, estimated at $35,000, will be borne entirely by the Company. See "SELLING SECURITY HOLDERS."

     Of the 31,159,360 shares covered by this Prospectus, 10,403,500 of such shares are issuable, if at all, upon the exercise of the Options. Although the Company will not realize any proceeds from the resale of the shares by the Selling Security Holders, gross proceeds will be realized by the Company to the extent that such shares have been issued upon the exercise of outstanding Options. The gross proceeds which may be realized by the Company upon the exercise of one hundred (100%) percent of the Options will be $9,849,000. Inasmuch as the Company has received no firm commitments for their exercise, there can be no assurance that any or a substantial portion of the Options will be exercised.

     Management cannot predict with any certainty the amount of proceeds, if any, which may be generated from the exercise of the Options. The net proceeds which may be realized by the Company, if any, upon the exercise of the Options will not be utilized for any specific purpose other than to contribute to the Company's working capital and be used to continue the operations of the Company in accordance with the business strategy identified by management from time to time.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 100,000,000 shares of Common Stock, of which 28,102,618 were outstanding as of the date of this Prospectus.

     Holders of Common Stock have equal rights to receive dividends when and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

     Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no pre-emptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     Within the limits and restrictions contained in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), in one or more series. As of the date of this Prospectus, 13 Series E Shares, 101,404 Series F Shares, and 16,400 Series G Shares were outstanding.

     Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights which might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interest of the Company and its stockholders. This provision may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

     SERIES E SHARES

     In February and March 1996, the Company received net proceeds of $1,218,750 from the issuance of 50 shares of Series E Convertible Preferred Stock ("Series E Shares"). The holders of the Series E Shares have certain liquidation preferences and are not entitled to any dividends. At the option of the holder, the Series E Shares may be converted into the Company's Common Stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock, or (b) $1.50 per share. At March 31, 1997, 13 Series E Shares remained outstanding. These become available for conversion in May 1997.

     SERIES F SHARES AND SERIES G SHARES

     During April and May, 1996, the Company issued 92,500 Series F Shares and warrants to acquire 9,250,000 shares of the Company's Common Stock (the "Series F Warrants"). Cash proceeds of $6,500,000 were received for 65,000 of the Series F Shares and 6,500,000 Series F Warrants. The remaining 27,000 Series F Shares and 2,700,000 Series F Warrants were issued in exchange for the surrender of previously issued notes and note warrants. The Series F Warrants have an exercise price of $1.00 per share, subject to certain adjustments, and expire during April and May, 2004.

     In March 1997, the Board of Directors designated shares of Preferred Stock as Cumulative Convertible Preferred Stock, Series G (the "Series G Preferred Stock"), which are issuable in subseries with terms substantially identical to the Series F Shares, except for the initial conversion rate. At the same time, the Board designated shares of Series G Preferred Stock as Series G Shares. At the same time, the Board designated 60,000 shares of Series G Preferred Stock as Series G Shares. In April 1996 the Company issued 16,400 Series G Shares for cash proceeds of $1,640,000.

     Dividends accrue on the Series F Shares and Series G Shares at a per annum rate of $13.50 per share and are payable semi-annually. The Company may elect to defer and accrue dividend payments until April 1999 in which case, each holder may elect to receive payment of the dividend in the form of additional Series F Shares or Series G Shares, as the case may be. The holders of the Series F Shares and Series G Shares have certain liquidation preferences. The Series F Shares and Series G Shares may be converted into Company Common Stock at the option of the holder using a conversion rate, subject to certain adjustments, of $1.00 per share and $.45 per share, respectively. On or after April 8, 2001, the Series F Shares and Series G Shares can be converted at the holder's option at the lower of (a) the then-current conversion price, or (b) a calculated value utilizing a discount to the market price of the Company' s Common Stock. The Company may redeem the Series F Shares and Series G Shares at face value on or after April 8, 2004.

     Each Series F Share and Series G Share entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such Share may be converted from time to time. In addition, the Company has agreed to cause its Board of Directors to consist of eight positions, four of which may be filled by nominees selected by the holders of the Series F Shares and the Series G Shares.

     The agreements relating to the purchase of the Series F Shares and the Series G Shares (the "Purchase Agreements") and the Certificates of Designation for the Series F Shares and Series G Shares contain covenants which, if breached by the Company, provide for certain remedies. Certain of these covenants are considered outside of the Company's control. These covenants include, among other things, that the Company obtain a minimum net worth, as defined in the Purchase Agreements, by December 31, 2000. For breach of these covenants that are outside of the Company's control the remedy allows the Series F and Series G holders to convert their shares into the Company's Common Stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted; or (b) a calculated value utilizing a discount to the market price, as defined. Also, the Purchase Agreements contain certain covenants that are considered within the control of the Company. These covenants, among other things, require the delivery of financial information and restrict the Company from incurring additional debt if, immediately upon incurrence of such debt, the Company's debt to equity ratio exceeds a certain ratio, as defined by the agreement. For breach of these covenants that are within the

Company's control the remedies allow the Series F and Series G holders to elect a majority of the Company's Board of Directors and to either (1) convert their shares into the Company's Common Stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted: or (b) a calculated value utilizing a discount to the market price, as defined; or (2) request the Company to redeem their shares. If the Series F and Series G holders elect redemption, the shares will be redeemed at the greater of (a) the fair market value, as defined; or (b) the initial purchase price, plus unpaid dividends and interest, if any. At the Company's option, the shares may be redeemed with cash or a three year promissory note.

     As a condition precedent to the closing of the sale of the Series F Shares and Series G Shares under the Purchase Agreements, certain of the Company's directors and officers and holders of the Series F Shares and Series G Shares entered into a Stockholders' Agreement which regulated the resale of shares of Common Stock issued or issuable to these holders. See "PLAN OF DISTRIBUTION."

CONVERTIBLE SECURITIES

     CONVERTIBLE INDEBTEDNESS

     During 1994, the Company issued and sold in a private placement transaction a $500,000 convertible Promissory Note (the "Convertible Note") that matures on August 8, 1999. Interest is payable on a semi-annual basis at the rate of 8% per annum. At the option of the lender (the "Lender"), the Convertible Note is convertible at any time prior to the maturity date into shares of Common Stock of the Company at the rate of $1.50 per share.

     OPTIONS AND WARRANTS

     The Company currently has outstanding 17,003,916 options and warrants that were issued in connection with a variety of financing and acquisition transactions, as well as to employees, former employees and consultants for services rendered. The shares of Common Stock issuable upon the exercise, if at all, of 10,403,500 of these options and warrants (the "Options") are covered by this Prospectus and are subject to the following terms:

                                                                   POSSIBLE
                        EXPIRATION       EXERCISE     SHARES       PROCEEDS
   ISSUE DATE              DATE           PRICE      ISSUABLE    TO THE COMPANY
--------------------------------------------------------------------------------
April - May 1996     April - May, 2004  $ 1.00/(1)/  9,250,000     $ 8,047,500
--------------------------------------------------------------------------------
March 1995           December 31, 1999  $ 1.50          71,000     $   106,500
--------------------------------------------------------------------------------
July 1995            July 1998          $ 1.50         127,500     $   191,250
--------------------------------------------------------------------------------
September 1995       September 1998     $   .75        130,000     $    97,500
--------------------------------------------------------------------------------
December 1996        April 2004         $ 1.00/(1)/    100,000     $   100,000
--------------------------------------------------------------------------------
May 1992             November 30, 1997  $ 1.50         300,000     $   450,000
--------------------------------------------------------------------------------
May 1992             November 30, 1997  $ 2.50         300,000     $   750,000
--------------------------------------------------------------------------------
September 1994       December 31, 1998  $ 1.00          50,000     $    50,000
                           /(2)/
--------------------------------------------------------------------------------
September 1994       September 1999     $  .75          75,000     $    56,250
--------------------------------------------------------------------------------
Total                                               10,403,500     $ 9,849,000
--------------------------------------------------------------------------------

/(1)/ Subject to price protection features that have, to date, resulted in a reduction of the exercise price to $.87, and may result in further reductions to the exercise price. See "SELLING SECURITY HOLDERS - Adjustment Features of the Series F Shares and Warrants."
/(2)/ The later of December 31, 1998 or two years from the date of this
      Prospectus.
_____________________________

      Of the Options identified in the foregoing table, 71,000 were issued in conjunction with the Company's acquisition of EET, Inc. during March 1995; 9,250,000 were issued in conjunction with the Series F Shares; 127,500 were issued in consideration for certain consulting services rendered; 100,000 were paid in connection with advising on certain aspects of the transaction that resulted in the issuance of the Series F Shares; 130,000 were issued in conjunction with a private placement investment made during August and September, 1995; and 725,000 were issued in conjunction within certain debt placements.

      RESERVATION OF SHARES


      The Company has reserved a total of 35,000,000 shares of Common Stock issuable upon the conversion of the Convertible Note, as well as exercise of outstanding Series E Shares, Series F Shares and Series G Shares conversion rights, and all outstanding options and warrants.

      TRANSFER AGENT


      Continental Stock Transfer and Trust Company of New York, New York, serves as transfer agent for the Common Stock.

      CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BY-LAWS AND DELAWARE LAW.

      The Company has a classified Board of Directors pursuant to which the Board is divided into three classes. The term of office of one class expires in each year.

      The Company is governed by the provisions of Section 203 of the General Company Law of the State of Delaware (the "GCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) fifteen percent or more of the Company's voting stock.

      The classified Board of Directors, the provisions authorizing the Board to issue Preferred Stock without stockholder approval, and the provisions regarding certain business combinations in the Certificate of Incorporation and under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

      The Company has adopted the provisions of Section 102(b)(7) of the GCL which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the GCL, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

                           SELLING SECURITY HOLDERS

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the selling security holders identified in the following table (the "Selling Security Holders").

     The Selling Security Holders are offering for sale outstanding shares of Common Stock as well as shares of Common Stock to be issued upon conversion, if at all, of the Series F Shares and Series G Shares and/or Convertible Note, and exercise, if at all of the Options.

     The following table sets forth the number of shares of Common Stock being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holder, all of which is based upon information currently available to the Company.

                              NUMBER OF SHARES    NUMBER OF SHARES TO    NUMBER OF SHARES     PERCENTAGE BEFORE    PERCENTAGE AFTER
                                   BEFORE            BE OFFERED           AFTER OFFERING/(1)/     OFFERING/(2)/       OFFERING/(2)/
                                OFFERING/(1)/      IN OFFERING/(1)/

Antonoff, Robert B.               40,000                40,000                    0                    *                   0

Aucion, Donald                    10,000                10,000                    0                    *                   0

Bakkum, Gene                      30,000                30,000                    0                    *                   0

Bell, William Reed , Jr.          10,000                10,000                    0                    *                   0

Bonem, Joe M. and Diane R.        13,000                13,000                    0                    *                   0

Bonem, Michael W./(3)/           238,500               238,500                    0                    *                   0

Borah, Ronald E. and             165,000               165,000                    0                    *                   0
 Margaret R./(3)/

Borenstein, Lawrence              30,000                30,000                    0                    *                   0

CCG Charitable Remainder       2,030,101             2,030,101                    0                  6.7                   0
 Unitrust #1/(4)/

R. Chaney & Partners -         3,383,501             3,383,501                    0                 10.8                   0
 1993 L.P. /(5)/

Childree, Hugh Wayne &            10,000                10,000                    0                    *                   0
 Mardi

Clark, Mark D.                   350,000               350,000                    0                  1.2                   0

Cureton, Stewart Jr.              60,000                60,000                    0                    *                   0

Daniels, David M. /(6)/        1,115,164               600,000              415,164                  3.6                 1.5

Donovan Family Trust U/A/D        10,000                10,000                    0                    *                   0
 4-10-92 David T. Donovan
 & Rose M. Donovan


                              NUMBER OF SHARES    NUMBER OF SHARES TO    NUMBER OF SHARES     PERCENTAGE BEFORE    PERCENTAGE AFTER
                                   BEFORE         BE OFFERED            AFTER OFFERING/(1)/     OFFERING/(2)/       OFFERING/(2)/
                                OFFERING/(1)/       IN OFFERING/(1)/

Dwyer, Thomas                     25,000                25,000                    0                    *                   0

EET, Inc. Profit Sharing         338,525               338,525                    0                  1.2                   0
 Plan

Evans, Katherine S.              224,986               224,986                    0                    *                   0

Farr, Norman                      75,000                75,000                    0                    *                   0

George,  Carolyn                  15,000                15,000                    0                    *                   0

George, Marshall and Joyce        20,000                20,000                    0                    *                   0

Greenlee, Robert                 224,986               224,986                    0                    *                   0

Gouldin, Edmund N.               230,000               230,000                    0                    *                   0

Haar, Natalie Z.                 135,340               135,340                    0                    *                   0

Harrison Interests,            1,353,400             1,353,340                    0                  4.6                   0
 Ltd./(7)/

Hedge Trading Fund Limited        90,000                90,000                    0                    *                   0
 Partners, ltd.

Helis, William G., Estate of     135,340               135,340                    0                    *                   0

GAIA Holdings, Inc./(12)/        555,556               555,556                    0                    2                   0

Heptagon Investments Ltd.        554,479               554,479                    0                    2                   0

Jones, III, Robert D.            350,000               350,000                    0                  1.2                   0

Jones, Thomas N.                   5,000                 5,000                    0                    *                   0

Kohanchi, Chiam                   25,000                25,000                    0                    *                   0

Levens, Rolfe K. and Ursula       10,000                10,000                    0                    *                   0

Lightner, Scott                   21,000                21,000                    0                    *                   0

Loosemore, Rodney                 10,000                10,000                    0                    *                   0

Malcolm Waddell and               52,632                52,632                    0                    *                   0
Suzanne Bruce

Mansfield, Charles                25,000                25,000                    0                    *                   0

NationsBanc Capital           13,534,004            13,534,004                    0                 32.5                   0
 Corporation/(8)/

Novelli, Michael E. and           21,052                21,052                    0                    *                   0
 Mary O.

The Parade Fund                  224,986               224,986                    0                    *                   0

Pecaut Capital Investors,L.P.  1,082,720             1,082,720                    0                  3.7                   0


                              NUMBER OF SHARES    NUMBER OF SHARES TO    NUMBER OF SHARES     PERCENTAGE BEFORE    PERCENTAGE AFTER
                                   BEFORE         BE OFFERED            AFTER OFFERING/(1)/     OFFERING/(2)/       OFFERING/(2)/
                                OFFERING/(1)/       IN OFFERING/(1)/

Pecaut Partners, A Limited       270,680               270,680                    0                    *                   0
 Partnership

Profit Sharing Plan and           99,000                99,000                    0                    *                   0
 Trust for Employees of
 Jim Pardick Real Estate,
 Inc.

Rosenwasser, Jerry                12,500                12,500                    0                    *                   0

Roser Partnership II, Ltd.     1,124,928             1,124,928                    0                  3.8                   0
 /(9)/

Schuchard, Charles,               10,000                10,000                    0                    *                   0
 Custodian for Charles S.
 Schuchard under the UGMA,
 Texas

Schuchard, Charles,               10,000                10,000                    0                    *                   0
 Custodian for Mary M.
 Schuchard under the UGMA,
 Texas

Schuchard, Charles and            10,000                10,000                    0  *                 *
 Robbie - Joint Tenant

Shields, Bruce K. and            217,500                10,000              207,500  *                 *
 Judith Knight/(10)/

Tarrillion, Charles and           11,000                11,000                    0                    *                   0
 Marion, Revocable Living
 Trust

Tarrillion, Madeline              17,000                17,000                    0                    *                   0
 McNeil - 1989 Trust

Tarrillion, Margot Leigh -        17,000                17,000                    0                    *                   0
 1989 Trust

Tarrillion, Marion                17,000                17,000                    0                    *                   0
 Michelle - 1989 Trust

Tarrillion, Tim B./(11)/         981,630               580,500              401,130                  3.4                 1.4

Thor Ventures, L.C./(12)/      1,111,111             1,111,111                    0                    4                   0

Tyree, Warren M.                   6,000                 6,000                    0                    *                   0

Universal Remediation            600,000               600,000                    0                  2.1                   0
 Services, Inc.

Weckstein, Donnie                 30,000                30,000                    0                    *                   0

Wehner, Mark                      10,000                10,000                    0                    *                   0

Wilen, Ron                       408,333               408,333                    0                  1.4                   0

Wright, William E.                78,948                78,948                    0                    *                   0

Wright, William M. and            10,572                10,572                    0                    *                   0
 William E. and Paul W. -
 IND-ttes uad 1-17-83
 Catherine W. Wright
 Family Trust


                              NUMBER OF SHARES    NUMBER OF SHARES TO    NUMBER OF SHARES     PERCENTAGE BEFORE    PERCENTAGE AFTER
                                   BEFORE         BE OFFERED            AFTER OFFERING/(1)/     OFFERING/(2)/       OFFERING/(2)/
                                OFFERING/(1)/       IN OFFERING/(1)/

Wilwerding, Joe                  100,000               100,000                    0                    *                   0

Zampino, Ana                      12,500                12,500                    0                    *                   0

Zampino, Sarah                    12,500                12,500                    0                    *                   0

Zinn, Robert L.                  270,680               270,080                    0                    *                   0

TOTAL                                               31,159,360

___________________________________

* Less than 1%.

 (1) As to each holder, includes outstanding shares of Common Stock, as well as shares of Common Stock issuable upon conversion of the Series F Shares, Series G Shares or Convertible Note, and shares of Common Stock issuable upon exercise of the Options.

 (2) Based upon the total of 28,102,618 shares of Common Stock outstanding and 26,036,964 shares of Common Stock subject to conversion rights and Options as of the date of this filing.

 (3) Officer

 (4) Mark E. Leyerle is a director of the Company and is a principal of CCG Venture Partners, LLC which provides investment management services to CCG Charitable Remainder Unitrust #1. Mark E. Leyerle disclaims any beneficial ownership of these shares.

 (5) Robert H. Chaney is a director of the Company and is the beneficial owner of these shares.

 (6) David Daniels is a director and officer of the Company. Includes 600,000 shares of Common Stock received by Mr. Daniels in conjunction with a merger transaction in June 1995. Includes 10,164 shares of Common Stock owned through a profit sharing plan for the benefit of Mr. Daniels and options to purchase 340,000 shares of Common Stock. Does not include options to purchase 60,000 shares which do not commence vesting until January 1, 1998 or options to purchase 100,000 shares that do not commence vesting until March 31, 1998.

 (7) Edwin H. Knight is a director of the Company and is the "general manager" of Harrison Interests, Ltd. Mr. Knight is not deemed the beneficial owner of these shares.

 (8) Douglas C. Williamson is a director of the Company and is a senior vice-president of NationsBanc Capital Corporation, however, Mr. Williamson is not deemed the beneficial owner of these shares.

 (9) Christopher Roser is a former director of the Company and is the general partner of the identified Selling Security Holder.

(10) Judith Knight Shields is the Chief Financial Officer of the Company. Includes 10,000 shares received by Ms. Shields and her husband in connection with a merger transaction in March 1995 and options to purchase 200,000 shares of Common Stock. Does not include options to purchase 100,000 shares that do not commence vesting until March 31, 1998.

(11) Tim B. Tarrillion is a director and Chief Executive Officer of the Company. Includes 530,500 shares of Common Stock and 50,000 common stock purchase warrants received by Mr. Tarrillion in conjunction with a merger transaction in March 1995. Includes 81,130 shares owned through a profit sharing plan for the benefit of Mr. Tarrillion and options to purchase 300,000 shares of Common Stock. Does not include options to purchase 200,000 shares which do not commence vesting until March 31, 1998. Also does not include 51,000 shares received by trusts on behalf of Mr. Tarrillion's minor children which are held by an independent trustee as to which Mr. Tarrillion disclaims any beneficial ownership.

(12) The shares of the Thor Ventures, L.C. ("Thor") and GAIA Holdings, Inc. ("GHI") may be deemed beneficially owned by William T. Aldrich and Henry W. Sullivan. Mr. Aldrich is the a principal executive officer of Thor and GHI By virtue of his personal and family holdings in Thor and GHI, Mr. Aldrich and his family have a direct pecuniary interest in an aggregate of 397,633 shares of Common Stock and disclaims beneficial ownership of all remaining shares. Dr. Sullivan is a principal executive officer of Thor and GHI. Dr. Sullivan has a direct pecuniary interest in 527,889 shares of Common Stock and disclaims beneficial ownership of all remaining shares.

___________________________________

ADJUSTMENT FEATURES OF THE SERIES F SHARES, SERIES G SHARES AND SERIES F
WARRANTS.


     The Series F Shares and Series F Warrants contain certain price protection and adjustment features which, during the terms of such instruments, are likely, in the case of the Series F Shares and Series G Shares to result in the issuance of additional securities upon conversion, and in the case of the Series F Warrants, result in a reduction in the exercise price.

     The price protection features require the Company to reduce the conversion ratio of the Series F Shares and Series G Shares and reduce the exercise price of the Series F Warrants, in the event that following the issue date thereof, the Company issues additional securities for consideration per share less than the then existing conversion price or exercise price.

     The price protection features have already resulted in an increase in the number of shares issuable upon the conversion of the Series F Shares by virtue of a reduction in the conversion price from $1.00 to $.87, and a similar reduction in the exercise price of the Series F Warrants from $1.00 to $.87.

     Additional reductions in the conversion price and exercise price are possible upon certain covenant defaults contained within the Purchase Agreement and Certificate of Designation. See "DESCRIPTION OF SECURITIES - PREFERRED STOCK - SERIES F SHARES."

     The number of Series F Shares and Series G Shares may be subject to increase since accrued and deferred dividends are to be paid to the holders "in kind" in the form of additional Series F Shares and Series G Shares, as the case may be. Since the date of issuance, 8,904 additional Series F Shares have been issued as a dividend "in kind."

                             PLAN OF DISTRIBUTION

     Subject to the stockholder arrangements discussed below, the Common Stock may be sold from time to time by the Selling Security Holders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on NASDAQ, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Security Holders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Regulation M thereunder.

     The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement of which this Prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     In conjunction with the transaction that resulted in the issuance of the Series F Shares and Series G Shares, certain of the Company's directors and officers (the "Management Stockholders") and holders of the Series F Shares and Series G Shares (the "Series F and G Holders") entered into a Stockholders' Agreement with the Company pursuant to which each of the Management Stockholders and Series F and G Holders agreed to certain mutual rights of first refusal and rights of co-participation in connection with future transfers or sales of their shares of the Company's Common stock. Rights of co-participation are not effective upon a "public market transaction," defined as a public sale executed in a "brokers' transaction" or in a transaction directly with a "market maker" covered by Rule 144(f), promulgated under the Securities Act.

     Without prior written consent of the holders of a majority-in-interest of the shares issued or issuable to the Series F and G Holders, during the term of the Stockholders' Agreement, no Management Stockholder may sell in any one year the greater of 15% of their common stock holdings at the beginning of such year or 30,000 shares, but in no event more than 50% on a cumulative basis of such Management Stockholder's shares during the term of the Agreement. Only shares owned by the Management Stockholders as of April 5, 1996 are subject to the Stockholders' Agreement. The Stockholders' Agreement shall terminate upon the earliest to occur of:

     (i) an agreement in writing by the Company, Management Stockholders, Series F Holders and Series G Holders;

    (ii) the consolidation, merger or sale of substantially all of the assets of the Company;

    (iii) 2004; or

     (iv) as to each Management Stockholder only, upon the termination of his employment with the Company.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Eleven Penn Center, 14th Floor, 1835 Market Street, Philadelphia, Pennsylvania 19103.

                         STATEMENT OF INDEMNIFICATION

     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminates or limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    EXPERTS

     The financial statements of the Company for the fiscal years ended December 31, 1996 and 1995 which are incorporated by reference into this Prospectus from the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The report of the BDO Seidman, LLP on the foregoing financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the Company's ability to continue as going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 with respect to the Common Stock being registered hereby. This Prospectus does not contain all the information contained in such Registration Statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. The Registration Statement, including exhibits thereto, may be inspected without charge, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. For further information with respect to the Company, the Common Stock being registered hereby and the contents of any contract or document referred to herein, reference is made to the Registration Statement and the exhibits filed as a part thereof.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


              ______________________

                TABLE OF CONTENTS                31,159,360 SHARES OF COMMON
                                                 STOCK OFFERED BY CERTAIN
                                    PAGE         SELLING STOCKHOLDERS, (SUBJECT
                                    ----         TO ADJUSTMENT AS DESCRIBED
                                                 HEREIN)
AVAILABLE INFORMATION
THE COMPANY
RISK FACTORS
USE OF PROCEEDS                                  NORTH AMERICAN TECHNOLOGIES
SELLING STOCKHOLDERS                                     GROUP, INC.
PLAN OF DISTRIBUTION
LEGAL MATTERS
STATEMENT OF INDEMNIFICATION
EXPERTS
INCORPORATION OF DOCUMENTS BY                       ____________________
 REFERENCE
ADDITIONAL INFORMATION                                   PRELIMINARY
                                                         PROSPECTUS

                                                    ____________________

                                                          MAY, 1997

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

      A.  INDEX OF FINANCIAL STATEMENTS

          None

      B.  FINANCIAL STATEMENT SCHEDULES

          None

      C.  EXHIBITS

          PLAN OF ACQUISITION,
          REORGANIZATION,
          ARRANGEMENTS, LIQUIDATION
          OR SUCCESSION:

     2.1  Agreement and Plan of                   Incorporated by reference to
          Merger between the                      the Company's Current Report
          Company and EET, Inc.                   on Form 8-K filed under the
          dated February 7, 1995                  Securities Exchange Act of
                                                  1934 on March 22, 1995 (the
                                                  "March 22, 1995 8-K")

     2.2  Agreement and Plan of                   Incorporated by reference to
          Merger between Industrial               the Company's Registration
          Pipe Fittings, Inc. and                 Statement on Form S-4,
          the Company dated                       Commission File No. 33-82112
          June 22, 1995                           (the "Form S-4")

     2.3  Asset Purchase Agreement                Incorporated by reference to
          between Gaia Technologies,              the Company's Current Report
          Inc., Gaia Holdings, Inc.,              on Form 8-K filed January 12,
          Thor Ventures, L.C. and                 1996 ("January 12, 1996 8-K")
          Thor Industries, Inc. and
          the Company dated
          December 29, 1995


          INSTRUMENTS DEFINING THE
          RIGHTS OF SECURITY HOLDERS:

     4.1  Restated Certificate of                 Incorporated by reference to
           Incorporation                          the Company's Quarterly Report
                                                  on Form 10-QSB for the
                                                  quarter  ended June 30, 1996

     4.2  Amended and Restated Bylaws             Incorporated by reference to
                                                  the Form S-4

     4.3  Master Certificate of                   Included herein
          Designation of Cumulative
          Convertible Preferred
          Stock, Series G

     4.4  Certificate of                          Included herein
          Designation of Cumulative
          Convertible Preferred
          Stock, Series G -
          Subseries I

     5.1  Opinion of Buchanan                     Included herein
          Ingersoll Professional
          Corporation

          MATERIAL CONTRACTS

    10.1  Amended Line of Credit                  Incorporated by reference
          Agreement with                          reference to the Form S-4
          Euro-Scotia effective
          January 1, 1995

    10.2  Stock Option Agreement                  Incorporated by reference
          between John Parrott and                to the Form S-4
          the Company dated
          February 7, 1995

    10.3  Stock Option Agreement                  Incorporated by reference
          between Tim B. Tarrillion               to the Form S-4
          and the Company dated
          February 7, 1995

    10.4  Stock Option Agreement                  Incorporated by reference
          between David Daniels and               to the Form S-4
          the Company dated
          February 7, 1995

    10.5  Stock Option Agreement                  Incorporated by reference
          between Judith Shields                  to the Form S-4
          and the Company dated
          February 23, 1995

    10.6  Stock Option Agreement                  Incorporated by reference
          between the Company and                 to the Form  S-4
          Donovan W. Boyd dated
          February 28, 1995

    10.7  EET 401(k) Plan                         Incorporated by reference
                                                  to the Form S-4

    10.8  Amendment to Stock Option               Incorporated by reference
          Agreement of Tim Tarrillion             to the Company's Annual
          dated December  1, 1995                 Report on Form 10-K for the
                                                  fiscal year ended December 31,
                                                  1995 (the "1995 Form 10-K")

    10.9  Amendment to Stock Option               Incorporated by reference
          Agreement of Donovan W.                 to the 1995 Form 10-K
          Boyd dated December 1, 1995

   10.10  Amendment to Stock Option Agreement     Incorporated by reference to
          Judith Knight Shields dated             the 1995 Form 10-K
          December 1, 1995

   10.11  Employment Agreement of John Parrott    Incorporated by reference to
          dated February 7, 1995                  the March 22, 1995 8-K

   10.12  Employment Agreement of Tim Tarrillion  Incorporated by reference to
          dated February 7, 1995                  the March 22, 1995 8-K

   10.13  Employment Agreement of David Daniels   Incorporated by reference to
          dated February 7, 1995                  the March 22, 1995 8-K

   10.14  Employment Agreement of Judith Shields  Incorporated by reference to
          dated February 23, 1995                 the March 22, 1995 8-K

   10.15  Employment Agreement of                 Incorporated by reference to
          Donovan W. Boyd                         the Form S-4

   10.16  Consulting Agreement with               Incorporated by reference to
          John W. Parrott dated July 28, 1995     the Form S-4

   10.17  Promissory Note, Security Agreement     Incorporated by reference to
          and Pledge, in the principal amount     the January 12, 1996 8-K
          of $1,050,000 issued by the Company
          and Gaia Technologies, Inc., in favor
          of Gaia Holdings, Inc., dated
          December 29, 1995

   10.18  Gaia/Thor Royalty Agreement entered     Incorporated by reference to
          into as December 29, 1995, by and       the January 12, 1996 8-K
          among Gaia Technologies Inc., Gaia
          Holdings, Inc., Thor Ventures, L.C.
          and the Company

   10.19  Gaia-Tie Tek License Agreement,         Incorporated by reference to
          entered into as of December 29, 1995,   the January 12, 1996 8-K
          by and between Gaia Technologies, Inc.
          and Tie Tek, Inc.

   10.20  Employment Agreement entered into       Incorporated by reference to
          as of December 29, 1995, between        the January 12, 1996 8-K
          Gaia Technologies, Inc. and
          Henry W. Sullivan

   10.21  Employment Agreement entered into       Incorporated by reference to
          as of December 29, 1995, between        the January 12, 1996 8-K
          Gaia Technologies, Inc. and
          William T. Aldrich

   10.22  Stock Option Agreement between          Incorporated by reference to
          Henry W. Sullivan and the Company       the January 12, 1996 8-K
          dated December 29, 1995

   10.23  Stock Option Agreement between          Incorporated by reference to
          William T. Aldrich and the Company      the January 12, 1996 8-K
          dated December 29, 1995

   10.24  Crosstie Purchase Option and Loan       Incorporated by reference to
          Agreement by and among the Company      the January 12, 1996 8-K
          and TieTek, Inc., William T. Aldrich,
          J. Denny Bartell and Henry W. Sullivan
          dated December 29, 1995

   10.25  Promissory Note, Security Agreement     Incorporated by reference to
          and Pledge in the principal amount of   the 1995 Form 10-K
          $1,500,000, issued by Tie Tek, Inc. in
          favor of the Company, dated
          December 29, 1995

   10.26  Stock and Warrant Purchase Agreement    Incorporated by reference to
          dated April 5, 1996 between the         the 1995 Form 10-K
          Company, NationsBanc Capital
          Corporation and certain Investors

   10.27  Stockholders' Agreement dated April 5,  Incorporated by reference to
          1996 between the Company, Tim B.        the 1995 Form 10-K
          Tarrillion, Judith Knight Shields,
          David M. Daniels and Donovan Boyd and
          certain holders of the Company's
          Series F Shares (the "Stockholders'
          Agreement")

   10.28  Warrant dated as of April 5, 1996       Incorporated by reference to
          granted to purchasers of the Company's  the 1995 Form 10-K
          Series F Shares

   10.29  Stock Purchase Agreement dated          Included herein
          March 31, 1997 between the Company,
          NationsBanc Capital Corporation, and
          certain investors

   10.30  Amendments to the Stockholders'         Included herein
          Agreement

    23.1  Consent of Buchanan Ingersoll           Included in Exhibit 5.1
          Professional Corporation

    23.2  Consent of BDO Seidman, LLP             Included herein

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The expenses in connection with the offering of shares pursuant to that portion of the Registration Statement on Form S-3 are listed below. The Company will pay each of these expenses.

          Filing Fee - Securities and Exchange Commission.....  $ 5,311.25
          Accountants' Fees and Expenses......................  $ 5,000.00*
          Fees and Expenses of the Company's Counsel..........  $20,000.00*
          Printing and Engraving Expenses.....................  $ 2,500.00*
          Miscellaneous Expenses..............................  $ 2,188.75*

                   TOTAL......................................  $35,000.00
______________________________
/*/  Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

     ITEM 16 - EXHIBITS.

     See Item 13.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:


          1. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           3. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, on April 30, 1997.

                         NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                            BY:  /s/ Tim B. Tarrillion
                                 -------------------------
                                 Tim B. Tarrillion
                                 Chief Executive Officer

                            BY:  /s/ Judith Knight Shields
                                 -------------------------
                                 Judith Knight Shields
                                 Principal Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints TIM B. TARRILLION his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                          Title                        Date
---------                          -----                        ----

/s/ Tim B. Tarrillion              Chief Executive Officer,     April 30, 1997
-------------------------          President and Director
Tim B. Tarrillion

/s/ Donovan W. Boyd                Senior Vice President,       April 30, 1997
-------------------------          Chief Operating Officer
Donovan W. Boyd                    and Director

/s/ David M. Daniels               Executive Vice President,    April 30, 1997
-------------------------          Secretary and Director
David M. Daniels

/s/ Douglas C. Williamson          Director                     April 30, 1997
-------------------------
Douglas C. Williamson

/s/ Mark E. Leyerle                Director                     April 30, 1997
-------------------------
Mark E. Leyerle

/s/ Robert H. Chaney               Director                     April 30, 1997
-------------------------
Robert H. Chaney

/s/ Edwin H. Knight                Director                     April 30, 1997
-------------------------
Edwin H. Knight

/s/ Henry W. Sullivan              Director                     April 30, 1997
-------------------------
Henry W. Sullivan

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.


                                 EXHIBIT INDEX


  NUMBER           DESCRIPTION
  ------           -----------

          PLAN OF ACQUISITION,
          REORGANIZATION,
          ARRANGEMENTS, LIQUIDATION
          OR SUCCESSION:

     2.1  Agreement and Plan of                   Incorporated by reference to
          Merger between the                      the Company's Current Report
          Company and EET, Inc.                   on Form 8-K filed under the
          dated February 7, 1995                  Securities Exchange Act of
                                                  1934 on March 22, 1995 (the
                                                  "March 22, 1995 8-K")

     2.2  Agreement and Plan of                   Incorporated by reference to
          Merger between Industrial               the Company's Registration
          Pipe Fittings, Inc. and                 Statement on Form S-4,
          the Company dated                       Commission File No. 33-82112
          June 22, 1995                           (the "Form S-4")

     2.3  Asset Purchase Agreement                Incorporated by reference to
          between Gaia Technologies,              the Company's Current Report
          Inc., Gaia Holdings, Inc.,              on Form 8-K filed January 12,
          Thor Ventures, L.C. and                 1996 ("January 12, 1996 8-K")
          Thor Industries, Inc. and
          the Company dated
          December 29, 1995


          INSTRUMENTS DEFINING THE
          RIGHTS OF SECURITY HOLDERS:

     4.1  Restated Certificate of                 Incorporated by reference to
           Incorporation                          the Company's Quarterly Report
                                                  on Form 10-QSB for the
                                                  quarter  ended June 30, 1996

     4.2  Amended and Restated Bylaws             Incorporated by reference to
                                                  the Form S-4


     4.3  Master Certificate of                   Included herein
          Designation of Cumulative
          Convertible Preferred
          Stock, Series G

     4.4  Certificate of                          Included herein
          Designation of Cumulative
          Convertible Preferred
          Stock, Series G -
          Subseries I

     5.1  Opinion of Buchanan                     Included herein
          Ingersoll Professional
          Corporation

NUMBER          DESCRIPTION
------          -----------

          MATERIAL CONTRACTS

    10.1  Amended Line of Credit                  Incorporated by reference
          Agreement with                          reference to the Form S-4
          Euro-Scotia effective
          January 1, 1995

    10.2  Stock Option Agreement                  Incorporated by reference
          between John Parrott and                to the Form S-4
          the Company dated
          February 7, 1995

    10.3  Stock Option Agreement                  Incorporated by reference
          between Tim B. Tarrillion               to the Form S-4
          and the Company dated
          February 7, 1995

    10.4  Stock Option Agreement                  Incorporated by reference
          between David Daniels and               to the Form S-4
          the Company dated
          February 7, 1995

    10.5  Stock Option Agreement                  Incorporated by reference
          between Judith Shields                  to the Form S-4
          and the Company dated
          February 23, 1995

    10.6  Stock Option Agreement                  Incorporated by reference
          between the Company and                 to the Form  S-4
          Donovan W. Boyd dated
          February 28, 1995

    10.7  EET 401(k) Plan                         Incorporated by reference
                                                  to the Form S-4

    10.8  Amendment to Stock Option               Incorporated by reference
          Agreement of Tim Tarrillion             to the Company's Annual
          dated December  1, 1995                 Report on Form 10-K for the
                                                  fiscal year ended December 31,
                                                  1995 (the "1995 Form 10-K")

    10.9  Amendment to Stock Option               Incorporated by reference
          Agreement of Donovan W.                 to the 1995 Form 10-K
          Boyd dated December 1, 1995

   10.10  Amendment to Stock Option Agreement     Incorporated by reference to
          Judith Knight Shields dated             the 1995 Form 10-K
          December 1, 1995

   10.11  Employment Agreement of John Parrott    Incorporated by reference to
          dated February 7, 1995                  the March 22, 1995 8-K

   10.12  Employment Agreement of Tim Tarrillion  Incorporated by reference to
          dated February 7, 1995                  the March 22, 1995 8-K

NUMBER          DESCRIPTION
------          -----------

   10.13  Employment Agreement of David Daniels   Incorporated by reference to
          dated February 7, 1995                  the March 22, 1995 8-K

   10.14  Employment Agreement of Judith Shields  Incorporated by reference to
          dated February 23, 1995                 the March 22, 1995 8-K

   10.15  Employment Agreement of                 Incorporated by reference to
          Donovan W. Boyd                         the Form S-4

   10.16  Consulting Agreement with               Incorporated by reference to
          John W. Parrott dated July 28, 1995     the Form S-4

   10.17  Promissory Note, Security Agreement     Incorporated by reference to
          and Pledge, in the principal amount     the January 12, 1996 8-K
          of $1,050,000 issued by the Company
          and Gaia Technologies, Inc., in favor
          of Gaia Holdings, Inc., dated
          December 29, 1995

   10.18  Gaia/Thor Royalty Agreement entered     Incorporated by reference to
          into as December 29, 1995, by and       the January 12, 1996 8-K
          among Gaia Technologies Inc., Gaia
          Holdings, Inc., Thor Ventures, L.C.
          and the Company

   10.19  Gaia-Tie Tek License Agreement,         Incorporated by reference to
          entered into as of December 29, 1995,   the January 12, 1996 8-K
          by and between Gaia Technologies, Inc.
          and Tie Tek, Inc.

   10.20  Employment Agreement entered into       Incorporated by reference to
          as of December 29, 1995, between        the January 12, 1996 8-K
          Gaia Technologies, Inc. and
          Henry W. Sullivan

   10.21  Employment Agreement entered into       Incorporated by reference to
          as of December 29, 1995, between        the January 12, 1996 8-K
          Gaia Technologies, Inc. and
          William T. Aldrich

   10.22  Stock Option Agreement between          Incorporated by reference to
          Henry W. Sullivan and the Company       the January 12, 1996 8-K
          dated December 29, 1995

   10.23  Stock Option Agreement between          Incorporated by reference to
          William T. Aldrich and the Company      the January 12, 1996 8-K
          dated December 29, 1995

   10.24  Crosstie Purchase Option and Loan       Incorporated by reference to
          Agreement by and among the Company      the January 12, 1996 8-K
          and TieTek, Inc., William T. Aldrich,
          J. Denny Bartell and Henry W. Sullivan
          dated December 29, 1995

NUMBER          DESCRIPTION
------          -----------

   10.25  Promissory Note, Security Agreement     Incorporated by reference to
          and Pledge in the principal amount of   the 1995 Form 10-K
          $1,500,000, issued by Tie Tek, Inc. in
          favor of the Company, dated
          December 29, 1995

   10.26  Stock and Warrant Purchase Agreement    Incorporated by reference to
          dated April 5, 1996 between the         the 1995 Form 10-K
          Company, NationsBanc Capital
          Corporation and certain Investors

   10.27  Stockholders' Agreement dated April 5,  Incorporated by reference to
          1996 between the Company, Tim B.        the 1995 Form 10-K
          Tarrillion, Judith Knight Shields,
          David M. Daniels and Donovan Boyd and
          certain holders of the Company's
          Series F Shares (the "Stockholders'
          Agreement")

   10.28  Warrant dated as of April 5, 1996       Incorporated by reference to
          granted to purchasers of the Company's  the 1995 Form 10-K
          Series F Shares

   10.29  Stock Purchase Agreement dated          Included herein
          March 31, 1997 between the Company,
          NationsBanc Capital Corporation, and
          certain investors

   10.30  Amendments to the Stockholders'         Included herein
          Agreement

    23.1  Consent of Buchanan Ingersoll           Included in Exhibit 5.1
          Professional Corporation

    23.2  Consent of BDO Seidman, LLP             Included herein